As filed with the Securities and Exchange Commission on September 3, 2026

Registration No. 333-281503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-281503
UNDER
THE SECURITIES ACT OF 1933

APOGEE THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	93-4958665 (I.R.S. Employer Identification Number)

One Letterman Drive, Building B, Suites B6-850 and B6-800,
The Presidio of San Francisco, San Francisco, California 94129-1492
(650) 394-5230
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

 Perry C. Siatis
Executive Vice President, General Counsel and Secretary
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
(847) 932-7900

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy to:
 Krishna Veeraraghavan
Benjamin M. Goodchild
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Apogee Therapeutics, Inc. (“Apogee”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-281503, originally filed with the SEC on August 12, 2024, relating to: (i) the offering, issuance and sale by Apogee of shares of Apogee’s common stock, preferred stock, debt securities, warrants and/or units, in each case, in one or more offerings, and (ii) the offering, issuance and sale by Apogee of up to a maximum aggregate offering price of $300,000,000 of the common stock issued and sold under an Open Market Sale AgreementSM, dated August 12, 2024, with Jefferies LLC.

On September 3, 2026, Andor Merger Co. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Andor LLC (“Parent”), a Delaware limited liability company, completed its merger (the “Merger”) with and into Apogee pursuant to the terms of the Agreement and Plan of Merger, dated June 18, 2026, among Apogee, Parent, Merger Sub and, solely for the limited purposes set forth therein, AbbVie Inc. (“AbbVie”), a Delaware corporation. Apogee was the surviving corporation in the Merger and, as a result, is now an indirect wholly owned subsidiary of AbbVie.

As a result of the Merger, all offerings and sales of securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by Apogee in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Apogee hereby removes and withdraws from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendment, there will be no remaining securities registered by Apogee pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Apogee’s Current Report on Form 8-K filed with the SEC on June 22, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on September 3, 2026.

APOGEE THERAPEUTICS, INC.

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.